Exhibit 99.1

CONTACT:	Julie Lorigan
Vice President, Investor Relations
781-741-7775

Margery B. Myers
Vice President,
Corporate Communications and Public Relations
781-741- 4019

Stacy Berns/Melissa Jaffin — Investor/Media Relations
Berns Communications Group
(212) 994-4660
TALBOTS REPORTS BETTER THAN EXPECTED THIRD QUARTER EARNINGS PER SHARE OF $0.37
Company Provides Outlook for Fourth Quarter
     Hingham, MA, November 16, 2005 — The Talbots, Inc. (NYSE: TLB) today announced results for the third quarter ended October 29, 2005. Net income in the third quarter was $20.0 million, compared to the $27.2 million last year. Last year’s net income included a $4.5 million tax benefit or $0.08 per share. Excluding the tax benefit, last year’s net income was $22.7 million. Earnings per diluted share were $0.37 this year versus the $0.49 reported last year. Excluding the tax benefit, last year’s earnings per share were $0.41 compared to the $0.37 this year.
     Total Company sales for the quarter increased 3% to $426.3 million compared to $413.4 million last year. Retail store sales increased 2% to $362.6 million from $356.0 million in the same period in fiscal 2004. Comparable store sales declined 2% for the quarter compared to last year. Direct marketing sales, including catalog and Internet, increased 11% to $63.7 million from $57.4 million last year.
(continued)

     For the 39-week period, net income was $73.4 million versus $80.0 million last year. Last year’s net income included a $7.8 million tax benefit or $0.14 per share. Excluding the tax benefit, last year’s net income was $72.2 million. Earnings per diluted share were $1.35 this year versus $1.41 reported last year, a 4% decrease. Excluding the tax benefit, last year’s earnings per share were $1.27 compared to $1.35 this year, reflecting a 6% increase.
     Total Company sales for the 39-week period increased 8% to $1,322.4 million versus $1,227.1 million last year. Retail store sales increased 7% to $1,129.5 million from $1,053.7 million last year. Included in retail store sales was a 3% increase in comparable store sales. Direct marketing sales, including catalog and Internet, increased 11% to $192.9 million compared to $173.4 million last year.
     Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “We were pleased to achieve better than expected third quarter earnings per diluted share of $0.37, above our previously revised outlook and the First Call consensus estimate.”
     “Following softness in our September trends, our store traffic and sales performance improved significantly in the latter part of October. Our direct marketing business, including catalog and Internet, remained strong throughout the third quarter, increasing 11% over last year.”
     Mr. Zetcher continued, “Our store expansion program is on target. We opened 22 new stores during the quarter, bringing our total number of stores to 1,081 at the end of the period. These store openings included 14 Misses stores, six Talbots Woman stores, one Talbots Petite store and one Talbots Collection store. We remain on track to open 10 new stores and close seven in the fourth quarter, ending the year with approximately 1,084 total stores.”
(continued)

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     “Looking ahead, to help drive on-going momentum in our business, we have significantly expanded our fourth quarter marketing plan. Some of our new initiatives include a multi-tiered sweepstakes, a series of weekly in-store events, and national newspaper advertising. This enhanced program has already begun and will continue through Christmas.”
     “In closing, we feel we are well positioned for the fall/holiday selling season and believe the additional programs we have put in place will help generate increased customer traffic. At this time, our expectation for fourth quarter earnings per share is in the range of $0.35 - $0.37, which would represent at least a 25% increase over last year’s $0.28,” concluded Mr. Zetcher.
     As previously announced, Talbots will host a conference call today, November 16, 2005 at 10:00 a.m. local time to discuss third quarter results. To listen to the live webcast please log on to http://www.talbots.com/about/investor.asp. The call will be archived on its web site www.talbots.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until November 18, 2005. This call may be accessed by dialing (877) 519-4471, passcode 6706166.
     Talbots is a leading national specialty retailer and cataloger of women’s, children’s and men’s classic apparel, shoes and accessories. The Company operates 1,086 stores — 537 Talbots Misses stores, including 20 Talbots Misses stores in Canada and four Talbots Misses stores in the United Kingdom; 290 Talbots Petites stores, including four Talbots Petites stores in Canada; 40 Talbots Accessories & Shoes stores; 71 Talbots Kids stores; 111 Talbots Woman stores, including three Talbots Woman stores in Canada; 12 Talbots Mens stores; two Talbots Collection stores; and 23 Talbots Outlet stores. Its direct marketing operation currently expects to circulate approximately 48 million catalogs worldwide in fiscal 2005. Talbots on-line shopping site is located at www.talbots.com.
(continued)

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     The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “would yield,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, future comparable sales, future earnings, future EPS, and other future financial performance or operating measures) constitutes forward-looking information.
     Our outlook and other forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve risks and uncertainty, including assumptions and projections concerning store traffic, levels of store sales including regular-price selling and markdown selling, and customer preferences. All of our outlook information and other forward-looking statements are as of the date of this release only. The Company can give no assurance that such outlook or expectations will prove to be correct and does not undertake to update or revise any “outlook” information or any other forward-looking statements to reflect actual results, changes in assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any projected results will not be realized.
     Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including effectiveness of the Company’s brand awareness and marketing programs, any different or any increased negative trends in its regular-price or markdown selling, effectiveness and profitability of new concepts including the Mens concept, effectiveness of its Internet site, acceptance of Talbots fashions including its 2005 holiday and winter fashions, the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, increased merchandise inventory levels expected for the 2005 second half, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns and appropriate balance of available markdown inventory, retail economic conditions including consumer spending, consumer confidence, impact on discretionary consumer spending of significantly higher gasoline and energy costs and higher interest rates, and the impact of a continued promotional retail environment. In each case, actual results may differ materially from such forward-looking information.
     Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations” and you are urged to carefully consider all such factors.
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(tables to follow)
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4

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts In Thousands Except Per Share Data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29,	October 30,	October 29,	October 30,
	2005	2004 (1)	2005	2004 (1)

Net Sales	$426,330	$413,384	$1,322,438	$1,227,118

Costs and Expenses
Cost of sales, buying and occupancy	264,459	259,806	827,298	765,266
Selling, general and administrative	128,963	116,695	375,462	345,131

Operating Income	32,908	36,883	119,678	116,721

Interest
Interest expense	1,207	728	3,170	1,705
Interest income	266	116	891	402

Interest Expense — net	941	612	2,279	1,303

Income Before Taxes	31,967	36,271	117,399	115,418

Income Taxes	11,988	9,100	44,025	35,432

Net Income	$19,979	$27,171	$73,374	$79,986

Net Income Per Share:

Basic	$0.38	$0.50	$1.38	$1.44

Diluted	$0.37	$0.49	$1.35	$1.41

Weighted Average Number of Shares of Common Stock Outstanding (in thousands):

Basic	52,722	54,376	53,026	55,444

Diluted	53,936	55,364	54,270	56,780

Cash Dividends Declared Per Share	$0.12	$0.11	$0.35	$0.32

(1)	The financial statements for the prior period have been restated to reflect changes in the manner in which the Company accounts for leases, specifically the accounting for construction allowances, amortization periods related to leasehold improvements and rent holidays. For additional information, see footnotes 3 and 17 in the Company’s Form 10-K filed with the Securities and Exchange Commission on April 14, 2005. Also, prior period net sales, cost of sales buying and occupancy expenses and selling, general and administrative expenses have been reclassified to conform the accounting for the Company’s customer loyalty program to the current period presentation. For additional information, see footnote 3 in the Company’s Form 10-K filed with the Securities and Exchange Commission on April 14, 2005.

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	October 29,	January 29,	October 30,
	2005	2005	2004 (1)

Cash and cash equivalents	$11,363	$31,811	$7,065
Customer accounts receivable — net	214,125	199,256	207,250
Merchandise inventories	266,023	238,544	263,351
Other current assets	63,253	57,786	82,843

Total current assets	554,764	527,397	560,509

Property and equipment — net	391,848	405,114	403,949
Deferred income taxes	387	—	—
Intangibles — net	111,397	111,397	111,397
Other assets	19,782	18,222	15,324

TOTAL ASSETS	$1,078,178	$1,062,130	$1,091,179

Notes payable to banks	$—	$—	$35,000
Accounts payable	50,600	65,070	61,774
Income taxes payable	31,616	27,196	35,876
Accrued liabilities	116,130	110,372	108,695

Total current liabilities	198,346	202,638	241,345

Long-term debt	100,000	100,000	100,000
Deferred rent under lease commitments	112,656	109,946	110,059
Deferred income taxes	—	5,670	7,649
Other liabilities	58,776	55,288	46,752
Stockholders’ equity	608,400	588,588	585,374

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,078,178	$1,062,130	$1,091,179

(1)	The financial statements for the prior period have been restated to reflect changes in the manner in which the Company accounts for leases, specifically the accounting for construction allowances, amortization periods related to leasehold improvements and rent holidays. For additional information, see footnotes 3 and 17 in the Company’s Form 10-K filed with the Securities and Exchange Commission on April 14, 2005.

THE TALBOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	October 29,	October 30,
	2005	2004 (1)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$73,374	$79,986
Depreciation and amortization	67,992	62,152
Deferred and other items	9,914	20,025
Changes in:
Customer accounts receivable	(14,799)	(24,487)
Merchandise inventories	(27,082)	(91,018)
Accounts payable	(14,491)	11,690
Income taxes payable	4,466	20,848
All other working capital	(1,850)	(13,786)

	97,524	65,410

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(55,088)	(68,797)

	(55,088)	(68,797)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under notes payable to banks	—	35,000
Proceeds from options exercised	6,155	7,252
Cash dividends	(18,945)	(17,905)
Purchase of treasury stock	(49,993)	(99,986)

	(62,783)	(75,639)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(101)	436

NET DECREASE IN CASH AND CASH EQUIVALENTS	(20,448)	(78,590)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	31,811	85,655

CASH AND CASH EQUIVALENTS, END OF PERIOD	$11,363	$7,065

(1)	The financial statements for the prior period have been restated to reflect changes in the manner in which the Company accounts for leases, specifically the accounting for construction allowances, amortization periods related to leasehold improvements and rent holidays. For additional information, see footnotes 3 and 17 in the Company’s Form 10-K filed with the Securities and Exchange Commission on April 14, 2005.

The Talbots Inc, and Subsidiaries
Reconciliation of GAAP Net Income and Earnings Per Share to
Net Income Excluding Tax Benefit and Earnings Per Share Excluding Tax Benefit
(Amounts in Thousands except per share data)
In the second and third quarters of the Company’s fiscal 2004, the Company realized certain tax benefits following a positive resolution with the Joint Committee on Taxation of certain prior years’ income tax issues. The Company believes these tax benefits make year-over-year comparisons of financial results difficult. Thus, the Company is reconciling its financial results as reported under GAAP to Net Income and Earnings Per Share values excluding these tax benefits.

	Thirteen Weeks Ended
	October 29, 2005	October 30, 2004	% change

GAAP Net Income	$19,979	$27,171	-26%
less tax benefit realized in 2004		(4,484)

Net Income Excluding Tax Benefit	$19,979	$22,687	-12%

GAAP Earnings Per Share	$0.37	$0.49	-25%
less tax benefit realized in 2004		(0.08)

Earnings Per Share Excluding Tax Benefit	$0.37	$0.41	-10%

	Thirty-Nine Weeks Ended
	October 29, 2005	October 30, 2004	% change

GAAP Net Income	$73,374	$79,986	-8%
less tax benefit realized in 2004		(7,835)

Net Income Excluding Tax Benefit	$73,374	$72,151	2%

GAAP Earnings Per Share	$1.35	$1.41	-4%
less tax benefit realized in 2004		(0.14)

Earnings Per Share Excluding Tax Benefit	$1.35	$1.27	6%